UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 12, 2015

Cvent, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36043	54-1954458
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1765 Greensboro Station Place

7th Floor

Tysons Corner, Virginia 22102

(Address of principal executive offices, including zip code)

(703) 226-3500

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 12, 2015, Cvent, Inc. (the “Company”) entered into an Executive Transition Agreement (the “Agreement”) with Peter L. Childs, the Company’s Chief Financial Officer (“CFO”). Under the Agreement, Mr. Childs’ last day of employment will be August 28, 2015 (the “Separation Date”), unless his service is discontinued earlier pursuant to the Agreement. Until the Separation Date, Mr. Childs will continue to serve as CFO, principal financial officer and principal accounting officer.

Subject to the terms of the Agreement, Mr. Childs will receive the following benefits:

(i)	acceleration of unvested options to purchase 81,250 shares of the Company’s common stock at an exercise price of $9.00 per share, and an extension of the exercise period under the option;

(ii)	a one-time cash separation payment of $60,155, less applicable deductions and withholdings; and

(iii)	reimbursement of Mr. Childs’ full monthly COBRA continuation coverage premiums until the earlier of (a) the expiration of a three-month period beginning on the Separation Date and (b) the date Mr. Childs enrolls for similar coverage under a plan of a subsequent employer.

Payment of the foregoing amounts is subject to Mr. Childs’ execution of two releases of claims and to Mr. Childs’ on-going compliance with the non-competition, non-solicitation, non-disparagement and other requirements and obligations under the Agreement. Mr. Childs will not otherwise be eligible to participate or otherwise receive any bonus with respect to the Company’s 2015 fiscal year. All other remaining stock options granted to Mr. Childs will remain unvested and will be terminated.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which is attached hereto as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference to this Item 5.02.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description

10.1	Executive Transition Agreement, dated June 12, 2015, by and between Cvent, Inc. and Peter L. Childs.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cvent, Inc.

By:	/s/ Lawrence J. Samuelson
Lawrence J. Samuelson General Counsel and Corporate Secretary

Date: June 12, 2015

EXHIBIT INDEX

Exhibit No.	Description

10.1	Executive Transition Agreement, dated June 12, 2015, by and between Cvent, Inc. and Peter L. Childs.